JOINT OPERATING AGREEMENT

THIS AGREEMENT is dated effective as of the 15th day of July, 2015.

AMONG:

ELECTRAMECCANICA VEHICLES CORP., a corporation duly incorporated and validly subsisting under the laws of the Province of British Columbia, and having an address at Suite 1102, 328 East 11th Avenue, Vancouver, British Columbia, V5T 4W1

(“ElectraMeccanica”)

AND:

INTERMECCANICA INTERNATIONAL INC., a corporation duly incorporated and validly subsisting under the laws of the Province of British Columbia, and having an address at 39 Braid Street, New Westminster, British Columbia, V3L 3P2

(“Intermeccanica”)

AND:

HENRY REISNER, an individual, and having an address at 2180 Chapman Way, North Vancouver, British Columbia, V7H 1W1

(“Henry”)

WHEREAS ElectraMeccanica carries on the business of the development, design, manufacturing, sale, service and support of electric vehicles (“ElectraMeccanica’s Business”);

AND WHEREAS Intermeccanica carries on the business of the development, design, manufacturing, sale, service and support of gasoline-powered vehicles (“Intermeccanica’s Business”);

AND WHEREAS ElectraMeccanica desires to retain Intermeccanica to assemble and produce electric vehicles and automotive-related products (the “Assembled Products”), which ElectraMeccanica will market and sell to wholesalers and consumers;

AND WHEREAS either (a) Intermeccanica intends to enter into a lease agreement with Cressey (Quebec Street) Development LLP (the “Landlord”) pursuant to which Intermeccanica will lease the premises located on the southeast corner of Quebec Street and West 1st Avenue, in Vancouver, British Columbia, as more particularly described in Schedule “A” to this Agreement (the “Leased Premises”), for the purposes of assembling and retailing automotive products, (b) Intermeccanica and ElectraMeccanica will enter into a lease agreement with the Landlord pursuant to which Intermeccanica and ElectraMeccanica will jointly lease the Leased Premises for the purposes of assembling and retailing automotive products or (c) Intermeccanica and ElectraMeccanica will each enter into separate leases with the Landlord for portions of the Leased Premises for the purposes of assembling and retailing automotive products;

AND WHEREAS Henry is the principal of Intermeccanica.

THEREFORE this Agreement witness that in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          DEFINITIONS AND INTERPRETATION

1.1        In this Agreement, the following defined terms shall have the following meanings, unless the context otherwise requires:

(a)

“Adverse Interest” means any lien, charge, encumbrance, agreement, Legal Proceeding or other adverse challenge, claim, dispute, right or interest of any nature or kind whatsoever, including any civil, criminal, regulatory, administrative or third party challenge, claim, dispute, right or interest in and to the title, ownership, access, quiet possession, usage, or economic entitlements of or from the specified subject matter;

(b)	“BMO Security” means the security registered by Bank of Montreal against Intermeccanica and its assets in the British Columbia Personal Property Registry under base registration number 9401946;

(c)	“Closing Date” means the first business day that is at least 30 days following the final determination of the Book Value of Intermeccanica’s assets in accordance with Section 5.4(b);

(d)

“Confidential Information or Materials” means all information or data which may be delivered to or obtained by Intermeccanica or Henry and which relates, directly or indirectly, to ElectraMeccanica’s Business;

(e)

“Developments” means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including patents, copyrights, trade-marks, know-how and trade secrets), and all records and copies of records relating to the foregoing, that (i) result or derive from the assembly arrangement contemplated by Article 4 or any other services provided by Intermeccanica to ElectraMeccanica, including from knowledge or use of the Confidential Information or Materials; (ii) are conceived or made by Intermeccanica (individually or in collaboration with others) during the term of this Agreement; and (iii) relate to ElectraMeccanica’s Business or to actual or demonstrably anticipated research and development by ElectraMeccanica;

(f)

“Governmental Authority” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any person acting or purporting to act under the authority of any of the foregoing (including any arbitrator);

(g)

“Legal Proceeding” means any claim, demand, action, cause of action, litigation, suit, inquiry, investigation, complaint, grievance, notice, application, hearing, arbitration or other civil, criminal, regulatory or administrative proceeding or similar proceeding, by or before any court or regulatory or administrative agency, authority or tribunal and includes any judgments, decree, order or other ruling in respect thereof, any review or appeal thereof and any application for leave for review or appeal thereof;

(h)	“Occupancy Date” means the date upon which Intermeccanica gains occupancy of the Leased Premises;

(i)

“Public Listing” means the listing of any securities or share capital of ElectraMeccanica on any recognized public stock exchange through any means whatsoever, including by way of initial public offering, any form of prospectus offering, plan of arrangement, or reverse takeover, and further includes any transaction which results in the sale of all or any portion of the assets of ElectraMeccanica to any existing publically listed entity or through any course of transactions which results in such assets being held by an entity which is publically listed;

(j)	“Shares” means, at the applicable time, all issued and outstanding shares of Intermeccanica; and

(k)

“Subleased Premises” means a portion of the Leased Premises, equivalent to approximately one- half of the total floor area of the Leased Premises, as the parties will, if necessary, agree upon, acting reasonably.

1.2	For the purposes of this Agreement, unless the context otherwise requires:

(a)

Persons. A reference to an individual shall include corporations, partnerships, trusts and other business entities and vice versa; any reference to a particular gender shall include the opposite gender; and any reference to a particular form or type of business entity shall include all other forms and types of business entities interchangeably.

	(b)	Plurality. A reference to the singular in number shall include the plural and vice versa.

	(c)	Currency. A reference to currency shall refer to lawful currency of Canada.

(d)

Calculation of Time. A reference to time shall refer to Pacific Time. A reference to a business day shall refer to a day on which banks are ordinarily open for business in Vancouver, British Columbia. If a date or the last day of a period for performing an act referred to herein ends on a day that is not a business day, the date or the last day of the period for performing such act shall be extended to the end of the first succeeding business day.

(e)

Statutes and Laws. A reference to a statute or “laws” shall include all rules, regulations, notices, orders, policies and other instruments made pursuant thereto, and all amendments, re-enactments and replacements thereof from time to time.

(f)

Divisions and Headings. The division of this Agreement into articles, sections, paragraphs and other sub-divisions, and the use of headings, is for convenience only and shall not affect the construction or interpretation, or be used to limit the effect, of any of the terms and conditions of this Agreement.

	(g)	Schedules. The schedules, appendices, exhibits and forms attached hereto and otherwise referred to herein are deemed to be incorporated herein and form part hereof.

	(h)	Herein, etc. The words “herein”, “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not any particular article, section, paragraph or subdivision hereof.

(i)

Ambiguity. The parties agree that each of them has participated in the drafting hereof and any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the construction or interpretation of this Agreement.

2.          REPRESENTATIONS AND WARRANTIES

2.1        Intermeccanica and Henry hereby jointly and severally represent and warrant to ElectraMeccanica, and acknowledge and agree that ElectraMeccanica is relying upon the accuracy of same in entering into this Agreement, that:

(a)

Intermeccanica is duly and validly formed, organized and subsisting and in good standing with respect to the filing of annual reports under the laws of the Province of British Columbia, and has all requisite corporate power, capacity and authority to own, lease and otherwise hold its assets and to otherwise carry on the Intermeccanica Business as presently conducted;

(b)

British Columbia is the only jurisdiction in which the nature of Intermeccanica’s Business or the assets owned or leased by Intermeccanica makes such qualification necessary or where Intermeccanica owns or leases any material assets or conducts any material business;

(c)

there is no bankruptcy, insolvency, liquidation, winding-up or other similar proceeding or any Legal Proceeding in progress, pending or threatened by or against Intermeccanica or its assets, Henry or the Shares before any court or regulatory or administrative agency, authority or tribunal;

(d)

there are no outstanding securities, or rights to acquire securities, of Intermeccanica, except for the Shares as described in Schedule “B” of this Agreement, and all holders of such Shares are described in Schedule “B”. Such holders own all of the Shares as the beneficial owner with a good and marketable title, free and clear of all Adverse Interests;

(e)

Intermeccanica does not own nor has it agreed to acquire, directly or indirectly, any of the outstanding shares or securities convertible into shares of any other corporation or any participating interest in any person;

(f)

if Intermeccanica enters into a lease agreement with the Landlord for the Leased Premises as contemplated by paragraph (a) of the fourth recital to this Agreement, then Intermeccanica shall have the right to sublease all, or any portion, of the Leased Premises, as contemplated by this Agreement. Intermeccanica does not legally or beneficially own any real property, in whole or in part and other than any lease agreement with the Landlord and its existing lease for the premises civically known as 39 Braid Street, New Westminster, British Columbia (the “Existing Premises”), Intermeccanica is not a party to or is bound, as lessee or sublessee, by any lease, sublease, license or other instrument relating to real property;

(g)

Intermeccanica and Henry, as applicable, have the legal power, capacity and competence and has obtained all necessary approvals by its directors, shareholders, partners and others, including all Governmental Authorities and third parties (including the Landlord), and has taken all other necessary corporate and other actions and proceedings, to authorize the entering into and execution of this Agreement and the taking of all actions required pursuant hereto;

(h)

this Agreement has been duly and validly executed by Intermeccanica and Henry and constitutes a legal, valid and binding obligation enforceable against Intermeccanica and Henry in accordance with its terms except that:

	(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

	(ii)	rights of indemnity and contribution hereunder may be limited under applicable law;

	(iii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court; and

	(iv)	a court may stay proceedings before them by virtue of equitable or statutory powers,

and the entering into entering into and execution of this Agreement and the taking of all actions required pursuant hereto does not conflict with, or constitute a violation, default or breach under, or accelerate Intermeccanica’s or Henry’s obligations or revoke its rights and privileges under, as applicable, any term or provision of its constating documents; any resolutions of its directors, shareholders or partners; any laws applicable to it or any agreement to which it is bound; or any judgement, decree or order to which it is named or is bound;

(i)

except for ElectraMeccanica’s rights pursuant to this Agreement, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other agreement for the purchase from Intermeccanica of any of its assets (other than in the ordinary course of business) or Shares;

(j)

other than inventory in transit, all material tangible personal property of Intermeccanica is or will be located at the Leased Premises and the Existing Premises and is in good operating condition, repair and proper working order, having regard to its use and age, except only for reasonable wear and tear;

(k)	Intermeccanica owns all of its assets as the beneficial owner with a good and marketable title, free and clear of all Adverse Interests (other than the BMO Security);

(l)

Intermeccanica has performed all of its obligations required to be performed by it and is entitled to all of the benefits under any contract relating to Intermeccanica’s Business to which it is a party or by which it is bound. All such contracts are all in full force and effect unamended and no default exists on the part of Intermeccanica any other parties thereto and there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute a default or breach of any contract to which Intermeccanica is a party to or bound. Intermeccanica is not a party to any contract relating to Intermeccanica’s Business with any non-arm’s length person;

(m)

except for any intellectual property rights of Porsche AG or its affiliates, Intermeccanica has the exclusive right to use all of its intellectual property and has not granted any licence or other rights to any other person in respect of any of its intellectual property. Intermeccanica has not used or enforced, or failed to use or enforce, any of its intellectual property in any manner which could limit its validity or result in its invalidity. There has been no infringement or violation of Intermeccanica’s rights in and to its intellectual property or any trade secrets or confidential information, nor any claim of adverse ownership, invalidity or other opposition to or conflict with any of such intellectual property. Except to the extent that the conduct of Intermeccanica’s Business may infringe upon the intellectual property rights of Porsche AG or its affiliates, Intermeccanica is not and has not engaged in any activity that violates or infringes any intellectual property rights of any other person;

(n)

Intermeccanica has all of its assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis. Intermeccanica is not in default with respect to any of the provisions contained in any such insurance policy, has not failed to give any notice or present any claim under any such insurance policy in a timely fashion and has not received notice from any insurer denying any claim;

(o)

Intermeccanica, Henry and all other shareholders of Intermeccanica have filed on a timely basis all tax returns required to be filed and all such tax returns are complete and accurate in all respects. All taxes due from or payable by Intermeccanica, Henry and all other shareholders of Intermeccanica have been or will be paid. All instalments or other payments on account of taxes that relate to periods for which tax returns are not yet due have been paid on a timely basis by Intermeccanica, Henry and all other shareholders of Intermeccanica. Intermeccanica has withheld, collected and paid to the proper Governmental Authorities all taxes required to have been withheld, collected and paid in connection with amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder, non-resident of Canada or other third party and goods and services received from or provided to any person;

(p)

Intermeccanica has complied, and Intermeccanica’s Business is now being conducted in compliance, with all laws applicable to the Business or its assets (including all environmental and privacy laws); and

(q)

Intermeccanica has the personnel, expertise, know-how and equipment necessary to manufacture and supply the Assembled Products in accordance with applicable laws, rules and regulations and as contemplated by this Agreement.

2.2        ElectraMeccanica hereby represents and warrants to Intermeccanica, and acknowledges and agrees that Intermeccanica is relying upon the accuracy of same in entering into this Agreement, that as at the date hereof:

(a)

ElectraMeccanica is duly and validly formed, organized and subsisting and in good standing with respect to the filing of annual reports under the laws of the Province of British Columbia, and has all requisite corporate power, capacity and authority to own, lease and otherwise hold its assets and to otherwise carry on ElectraMeccanica’s Business as presently conducted;

(b)

there is no bankruptcy, insolvency, liquidation, winding-up or other similar proceeding or any Legal Proceeding in progress, pending or threatened by or against ElectraMeccanica before any court or regulatory or administrative agency, authority or tribunal;

(c)

ElectraMeccanica has the legal power, capacity and competence and has obtained all necessary approvals by its directors, shareholders, partners and others, including all Governmental Authorities and third parties, and has taken all other necessary corporate and other actions and proceedings, to authorize the entering into and execution of this Agreement and the taking of all actions required pursuant hereto; and

(d)	this Agreement has been duly and validly executed by ElectraMeccanica and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms except that:

	(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

	(ii)	rights of indemnity and contribution hereunder may be limited under applicable law,

	(iii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court; and

	(iv)	a court may stay proceedings before them by virtue of equitable or statutory powers,

and the entering into and execution of this Agreement and the taking of all actions required pursuant hereto does not conflict with, or constitute a violation, default or breach under, or accelerate ElectraMeccanica’s obligations or revoke its rights and privileges under, as applicable, any term or provision of its constating documents; any resolutions of its directors, shareholders or partners; any laws applicable to it or any agreement to which it is bound; or any judgement, decree or order to which it is named or is bound.

2.3        The representations and warranties made by the parties and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the termination of this Agreement for the period of 60 months, notwithstanding any investigation made by or on behalf of the parties.

3.          LEASED PREMISES

3.1        Sublease. If Intermeccanica enters into a lease agreement with the Landlord for the Leased Premises as contemplated by paragraph (a) of the fourth recital to this Agreement, then concurrent with and conditional upon the execution and delivery of such lease agreement by the parties thereto, Intermeccanica hereby grants to ElectraMeccanica a sublease of the Subleased Premises on the terms contained herein.

3.2        Term. Subject to the applicable lease agreement with the Landlord, any sublease referred to in Section 3.1 shall commence on the Occupancy Date and extend for a term of sixty (60) months from the Occupancy Date, following which the parties may elect to extend the term on a month-to-month basis.

3.3	Rent.

(a)

In consideration for any sublease of the Subleased Premises as contemplated by Section 3.1 or if Intermeccanica and ElectraMeccanica enter into a lease agreement with the Landlord for the Leased Premises as contemplated by paragraph (b) of the fourth recital to this Agreement, ElectraMeccanica shall pay to Intermeccanica or to the Landlord directly an amount equivalent to 50% of the lease costs associated with the Leased Premises pursuant to the applicable lease, which costs include any strata fees, property taxes, utility fees and other charges associated with occupancy of the Leased Premises, up to a maximum amount of $4,000 per month or $48,000 per year. Subject to the applicable lease agreement with the Landlord, these amounts shall be payable by ElectraMeccanica to Intermeccanica or the Landlord in equal monthly instalments, with the first installment commencing on the Occupancy Date and each successive instalment being due on the date which is one (1) calendar month from the previous payment. In the event that Intermeccanica properly incurs expenses pursuant to the applicable lease agreement with the Landlord and which exceed the monthly installment amount, Intermeccanica shall notify ElectraMeccanica of these amounts and ElectraMeccanica shall promptly provide payment therefor. Intermeccanica shall promptly provide ElectraMeccanica with copies of all relevant statements with respect to the additional lease costs, together with the statement or statements, with appropriate computations, of such amounts, if any.

(b)

ElectraMeccanica will also pay to Intermeccanica 25% of the lease costs associated with the Existing Premises pursuant to the applicable lease, which costs include any strata fees, property taxes, utility fees and other charges associated with occupancy of the Existing Premises. These amounts shall be payable by ElectraMeccanica to Intermeccanica in equal monthly instalments, with the first installment commencing on August 1, 2015 and each successive instalment being due on the date which is one (1) calendar month from the previous payment.

3.4        Condition of the Leased Premises. If Intermeccanica enters into a lease agreement with the Landlord for the Leased Premises as contemplated by paragraph (a) of the fourth recital to this Agreement, then ElectraMeccanica will, prior to the Occupancy Date and on Intermeccanica’s reasonable request therefor, advance $10,000 to Intermeccanica to be used for improvement costs associated with the Subleased Premises or such other amount as the parties mutually agree, acting reasonably. All improvements made to the Subleased Premises shall require the approval of ElectraMeccanica, which such approval shall not be unreasonably withheld or delayed.

3.5        Covenants of ElectraMeccanica. ElectraMeccanica hereby convents with Intermeccanica that, during any period of time for which Intermeccanica and ElectraMeccanica are sharing the Leased Premises or the Existing Premises, ElectraMeccanica:

(a)

will observe and perform the covenants, provisions and conditions of Intermeccanica and ElectraMeccanica under any lease agreement with the Landlord or the landlord for the Existing Premises, as applicable;

(b)

will not use the Leased Premises or the Existing Premises for any purposes other than the assembly, development, marketing and sale of automobiles and automotive related products and any services or operations ancillary thereto; and

(c)

will not assign any lease or sublease for the Leased Premises or the Existing Premises, in whole or in part, nor sublet all or any part of the Leased Premises or the Existing Premises or permit such premises to be used or occupied by any other person without the prior written consent of Intermeccanica, which consent may be arbitrarily or unreasonably withheld for any reason whatsoever.

3.6        Covenants of Intermeccanica. Intermeccanica hereby convents with ElectraMeccanica that, during any period of time for which Intermeccanica and ElectraMeccanica are sharing the Leased Premises or the Existing Premises, Intermeccanica:

(a)

will observe and perform the covenants, provisions and conditions of Intermeccanica and ElectraMeccanica under any lease agreement with the Landlord or the landlord for the Existing Premises, as applicable;

(b)

will not use the Leased Premises or the Existing Premises for any purposes other than the assembly, development, marketing and sale of automobiles and automotive related products and any services or operations ancillary thereto; and

(c)

will not assign any lease or sublease for the Leased Premises or the Existing Premises, in whole or in part, nor sublet all or any part of the Leased Premises or the Existing Premises or permit such premises to be used or occupied by any other person without the prior written consent of ElectraMeccanica, which consent may be arbitrarily or unreasonably withheld for any reason whatsoever.

3.7	Indemnification.

(a)

ElectraMeccanica shall indemnify Intermeccanica and save it harmless from and against all claims, actions, damages, liabilities, costs and expenses in connection with loss of life, personal injury or damage to property arising from any occurrence on the Leased Premises or the Existing Premises, or the occupancy or use of the Leased Premises or the Existing Premises, or occasioned wholly or in part by an act or omission of ElectraMeccanica, its employees, agents, customers, contractors or other invitees, licensees or concessionaires or by anyone permitted by ElectraMeccanica to be on the Leased Premises or the Existing Premises or by any breach by ElectraMeccanica of its covenants, conditions or agreements under this Agreement or any lease agreement between ElectraMeccanica and the Landlord or the landlord for the Existing Premises.

(b)

Intermeccanica shall indemnify ElectraMeccanica and save it harmless from and against all claims, actions, damages, liabilities, costs and expenses in connection with loss of life, personal injury or damage to property arising from any occurrence on the Leased Premises or the Existing Premises, or the occupancy or use of the Leased Premises or the Existing Premises, or occasioned wholly or in part by an act or omission of Intermeccanica, its employees, agents, customers, contractors or other invitees, licensees or concessionaires or by anyone permitted by Intermeccanica to be on the Leased Premises or the Existing Premises or by any breach by Intermeccanica of its covenants, conditions or agreements under this Agreement or any lease agreement between Intermeccanica and the Landlord or the landlord for the Existing Premises.

4.          PRODUCT ASSEMBLY

4.1        Exclusivity. ElectraMeccanica hereby retains Intermeccanica to assemble the Assembled Products on behalf of ElectraMeccanica and, subject to Section 4.2, agrees that Intermeccanica will be the sole assembler of all Assembled Products marketed and sold by ElectraMeccanica. Intermeccanica hereby agrees to assemble the Assembled Products on behalf of ElectraMeccanica and agrees that Intermeccanica will not assemble any products for any other person that carries on a business that is the same as or similar to ElectraMeccanica’s Business.

4.2        Orders and Fulfillment. All requests for the assembly of Assembled Products shall be initiated by the issuance of purchase orders to Intermeccanica by ElectraMeccanica (“Purchase Orders”). Intermeccanica will have five business days from the delivery of each Purchase Order to accept or reject such Purchase Order. If Intermeccanica does not notify ElectraMeccanica of the acceptance or rejection of any Purchase Order within such five-day period then Intermeccanica will be deemed to have accepted such Purchase Order. If Intermeccanica rejects any Purchase Order for any reason, then ElectraMeccanica may elect to have the Assembled Products covered by such Purchase Order assembled by any other person.

4.3        Assembly Fee. The parties acknowledge and agree that the Assembled Products will be assembled on a cost-plus basis, with a margin to be established at the time of production upon the mutual agreement of Intermeccanica and ElectraMeccanica, acting reasonably (plus all applicable taxes). Intermeccanica will invoice ElectraMeccanica for the total cost of production of a particular Assembled Product upon delivery of the Assembled Product to ElectraMeccanica and such invoice shall, subject to Section 4.5, be due and payable within 30 days after the date of such invoice (less any deposits or other instalments that may have been previously paid) regardless of the final sale of any Assembled Product to a consumer. Intermeccanica covenants to at all times use its best efforts to minimize all labour and materials costs associated with the assembly of the Assembled Products. In addition, Intermeccanica confirms and agrees that it has invested and will continue to invest in such processes and manufacturing and production infrastructure as are necessary to ensure the good quality of the Assembled Products and to ensure the timely delivery of all Assembled Products that are assembled under this Agreement.

4.4        Product Design. Prior to the production of any Assembled Product by Intermeccanica, ElectraMeccanica will, in or with the applicable Purchase Order, submit final drawings, specifications and schematics for that particular Assembled Product (the ”Specifications”). Intermeccanica acknowledges and agrees that it will not make or cause or allow to be made any changes or modifications the Specifications without the prior written consent of ElectraMeccanica.

4.5        Lead Times and Delivery. Intermeccanica will assemble and deliver to ElectraMeccanica all Assembled Products that are covered by accepted Purchase Orders within the time prescribed by the applicable Purchase Orders. For the purposes of this Agreement, an Assembled Product will be considered to be delivered when it is delivered FOB in accordance with Incoterms® 2010 to ElectraMeccanica at the Leased Premises or to such other British Columbia address as ElectraMeccanica may advise Intermeccanica in writing from time to time. Unless otherwise agreed, Intermeccanica shall not assume any responsibility for delivery of Assembled Products to storage, wholesalers or consumers.

4.6        Consent Required to Subcontract. Intermeccanica acknowledges and agrees that it may not subcontract the production of all or certain portions of the final Assembled Product to third-parties, or acquire various completed components from third-parties to be utilized in the final Assembled Product, without the prior written consent of ElectraMeccanica.

4.7        Warranty. Intermeccanica will manufacture and supply the Assembled Products in accordance with applicable laws, rules and regulations and as contemplated by this Agreement. Intermeccanica further acknowledges and agrees that each Assembled Product shall conform to the Specifications and be free from defects in workmanship, under normal use and service, for two full years after delivery. In the event of a non-conformance with any Specifications or a defect in workmanship in an Assembled Product or any part of an Assembled Product during the applicable warranty period, Intermeccanica, at the request of ElectraMeccanica to do so, will as soon as possible and at the sole cost and expense of Intermeccanica, repair, replace or otherwise make good, at Intermeccanica’s expense, the defective Assembled Product or part of the Assembled Product.

4.8        Termination by ElectraMeccanica. ElectraMeccanica reserves the right to terminate the assembly arrangement set forth in this Article 4 upon the delivery of ninety (90) days’ prior written notice to Intermeccanica, in which case ElectraMeccanica shall pay to Intermeccanica $1,000 for every production vehicle sold by ElectraMeccanica, or any direct or indirect subsidiary or affiliate of ElectraMeccanica, during the 18 months immediately following the effective date of the termination (the “Royalties”), up to a maximum amount of $500,000, which Royalties shall be paid by ElectraMeccanica to Intermeccanica on a monthly basis commencing with the month immediately following the effective date of termination of this Agreement and ending after the 19th month following the effective date of termination of this Agreement.

4.9        Termination by Intermeccanica. Intermeccanica reserves the right to terminate the assembly arrangement set forth in this Article 4 on ninety (90) days written notice to ElectraMeccanica. On the effective date of such termination, Intermeccanica shall deliver to ElectraMeccanica any Assembled Products in progress at the time, along with any product design materials associated with any Assembled Products.

5.          BUY-OUT AGREEMENT

5.1        Interpretation. For the purposes of this Agreement, completion of a “Public Listing” shall be deemed to occur on the closing date of any transaction which is included in the definition of a Public Listing.

5.2        Put Option. At any time during the ninety (90) day period immediately following the completion by ElectraMeccanica of a Public Listing (the “Put Option Period”), either Henry or ElectraMeccanica shall have the right to cause ElectraMeccanica or, at the option of ElectraMeccanica, a designee of ElectraMeccanica, to purchase all (but not less than all) of the Shares (the “Put Option”) from the holders of such Shares (the “Vendors”).

5.3        Exercise Process. The Put Option may be exercised by Henry or ElectraMeccanica by delivering a written notice to the other within the Put Option Period. The parties acknowledge that the Put Option shall operate as an option only, and nothing shall require or entitle Henry or ElectraMeccanica to exercise or compel the exercise of the Put Option. The exercise of the Put Option shall be irrevocable once made.

5.4	Purchase Price and Allocation.

	(a)	The purchase price payable for the Shares as a consequence of the exercise of the Put Option (the “Purchase Price”) shall be the greater of $5,000,000 and the sum of:

		(i)	the book value of the assets of Intermeccanica as determined as of the date of the completion of the Public Listing and in accordance with Section 5.4(b) (the “Book Value”); plus

(ii)	the proportion of the value imputed to ElectraMeccanica by the Public Listing (the “Total Equity Value”) determined in accordance with the following:

	(A)	20% of the first $10,000,000 in Total Equity Value; plus

	(B)	10% of the Total Equity Value between $10,000,000.01 and $30,000,000; plus

	(C)	5% of the Total Equity Value in excess of $30,000,000.

(b)

The Book Value of the assets of Intermeccanica and the allocation of the Purchase Price to the Shares will be as agreed upon by Henry and ElectraMeccanica, acting honestly and in good faith, within 30 days after the date of exercise of the Put Option, provided that Henry and ElectraMeccanica are able to agree upon the Book Value and allocation of the Purchase Price to the Shares within such 30-day period. If Henry and ElectraMeccanica are unable to agree upon the Book Value or the allocation of the Purchase Price to the Shares within 30 days after the date of exercise of the Put Option, then Henry and ElectraMeccanica will forthwith engage an independent chartered business valuator (the “Valuator”), at the equal expense of Henry and ElectraMeccanica, to determine the Book Value or the allocation of the Purchase Price to the Shares (as of the date of completion of the Public Listing), as applicable, in accordance with generally accepted accounting principles as soon possible and in any event within 60 days after the date of the engagement of the Valuator. Any Book Value or Purchase Price allocation determination in accordance with this Section 5.4(b), whether as a result of the agreement of Henry and ElectraMeccanica or the determination of the Valuator, will be final and binding on the parties (for certainty, there will be no appeal from such determination).

5.5	Payment of the Purchase Price.

(a)

The Purchase Price shall be paid by ElectraMeccanica or its designee, as applicable, on the Closing Date by way of issuance to the Vendors of Common shares of ElectraMeccanica (the “Consideration Shares”) with an ascribed value in the amount of the Purchase Price, provided that, at the election of Henry to be made by written notice to ElectraMeccanica at least 15 days prior to the Closing Date, the Vendors shall be entitled to receive a minimum of $300,000 in the aggregate and a maximum of 50% of the Purchase Price in the aggregate, in cash (provided that the cash consideration shall not exceed 20% of ElectraMeccanica’s free cash on hand).

	(b)	Henry acknowledges and agrees, for himself and for every other Vendor, that:

		(i)	there are risks associated with the acquisition of the Consideration Shares;

(ii)

any resale of the Consideration Shares by the Vendors will be subject to resale restrictions contained in the securities laws applicable to ElectraMeccanica, the Vendors and any proposed transferee and it is the responsibility of the Vendors to find out what those restrictions are and to comply with such restrictions before selling any of the Consideration Shares;

		(iii)	there may be material tax consequences to the Vendors of an acquisition or disposition of the Consideration Shares;

(iv)

the Vendors consent to the placement of a legend or legends on any certificate or other document evidencing any of the Consideration Shares setting forth or referring to the restrictions on transferability and sale thereof pursuant to securities laws or applicable stock exchange escrow policies; and

(v)

ElectraMeccanica has advised Henry that, in connection with the issuance of the Consideration Shares, ElectraMeccanica may need to rely on an exemption from the requirements to provide the Vendors with a prospectus under provincial securities laws and other applicable securities laws.

5.6        Conditions Precedent to Closing. The obligation of ElectraMeccanica or its designee to complete the purchase of the Shares upon the exercise of the Put Option will be subject to the following conditions being satisfied or waived in writing by ElectraMeccanica or its designee on or before the Closing Date:

(a)

the purchase of the Shares and the payment of the Purchase Price will not, in the reasonable opinion of ElectraMeccanica or its designee, constitute a violation of any law, stock exchange rules/policies or of any contract or agreement to which ElectraMeccanica or its designee is a party to or bound (including any credit or financing agreements) or if such purchase or payment would render ElectraMeccanica or its designee insolvent;

(b)

the representations and warranties of Intermeccanica and Henry made in or pursuant to this Agreement will be true and accurate with the same force and effect as though such representations and warranties had been made as of the Closing Date. In addition, Intermeccanica and Henry will have complied with all covenants and agreements in this Agreement to be performed or caused to be performed by them at or prior to the Closing Date;

(c)	between the date of this Agreement and the Closing Date there will not have been:

(i)

any material adverse change in any of the Shares, Intermeccanica’s assets or the financial condition, earnings, results of operations or prospects of Intermeccanica’s Business that has, or threatens to have, a material adverse effect on the Shares, Intermeccanica’s assets or the financial condition, earnings, results of operations or prospects of Intermeccanica’s Business or which might materially adversely affect the ability of ElectraMeccanica or its designee to carry on Intermeccanica’s Business after the Closing Date substantially as Intermeccanica’s Business is being conducted upon the date of this Agreement; or

(ii)

any damage, destruction or loss, or other event, development or condition of any character (whether or not covered by insurance) which would have a material adverse effect on the Shares, Intermeccanica’s assets or Intermeccanica’s Business;

(d)

between the date of this Agreement and the Closing Date, no law, rule or policy will have been made, and no action or proceeding (including a Legal Proceeding) will be pending or threatened, which is likely to result in an order, decision or ruling imposing any limitations or conditions which may have a material adverse effect on the Shares, Intermeccanica’s assets or the right of ElectraMeccanica or its designee to own the Shares or conduct Intermeccanica’s Business after closing on substantially the same basis as heretofore conducted;

(e)

as of the Closing Date, no action or proceeding (including a Legal Proceeding) will be pending or threatened by any person to enjoin, restrict or prohibit any of the transactions contemplated hereby or the right of ElectraMeccanica or its designee to own the Shares or conduct Intermeccanica’s Business after closing on substantially the same basis as heretofore conducted;

(f)

by the Closing Date, all filings, notifications and consents with, to or from Governmental Authorities and third parties required to permit the change of ownership of the Shares contemplated hereby without resulting in the violation of or a default under or any termination, amendment or acceleration of any obligation under any permit or material contract affecting Intermeccanica’s Business or otherwise materially adversely affecting Intermeccanica’s assets or Intermeccanica’s Business, will have been made, given or obtained on terms acceptable to ElectraMeccanica or its designee;

(g)

by the Closing Date, Intermeccanica and Henry will have delivered, or caused to be delivered, to ElectraMeccanica or its designee, duly executed releases, in registrable form where applicable, or evidence to the satisfaction of ElectraMeccanica or its designee as to the discharge of all Adverse Interests against the Shares and Intermeccanica’s assets (including the BMO Security); and

(h)

on or before the Closing Date, Intermeccanica and Henry will have delivered, or cause to be delivered, to ElectraMeccanica or its designee, the following documents and instruments in form and substance satisfactory to ElectraMeccanica or its designee, acting reasonably:

(i)

a bringdown certificate of Intermeccanica and Henry confirming that (A) the representations and warranties of Intermeccanica and Henry set forth in this Agreement (and Section 2.1 in particular) are true and accurate in all material respects at the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date and (B) Intermeccanica and Henry have complied in all material respects with all covenants and agreements herein agreed to be performed by them at or prior to the Closing Date;

(ii)

certified copies of all necessary resolutions, authorizations and proceedings of the Vendors and Intermeccanica that are required to be taken or obtained to permit the due and valid transfer and registration of the Shares to and in the name of ElectraMeccanica or its designee;

(iii)

all share certificates representing the Shares endorsed for transfer to ElectraMeccanica or its designee (or, alternatively, instruments of transfer of the Shares from the Vendors in favour of ElectraMeccanica or its designee);

(iv)	a duly issued share certificate representing the Shares registered in the name of ElectraMeccanica or its designee;

(v)	resignations and general releases of claims from each of the directors and officers of Intermeccanica;

(vi)	the minute books and other books and records of Intermeccanica; and

(vii)	such other documents and instruments as are reasonably required by ElectraMeccanica or its designee or their solicitors.

5.7        Additional Terms and Conditions of Closing. The terms and conditions set out below will apply to the completion of the purchase and sale of the Shares resulting from the exercise of the Put Option in accordance with this Article 5:

(a)	the closing date will be the Closing Date;

(b)

the closing will take place at 10:00 a.m. on the Closing Date at the office of ElectraMeccanica’s solicitors or such other time or place as the parties may otherwise agree, provided that the closing may occur on the basis of an exchange of solicitors’ undertakings between the parties’ solicitors in lieu of a physical closing;

(c)

all cash amounts payable in respect of the Purchase Price will be paid on the Closing Date in Canadian funds by way of wire transfer, bank draft, certified cheque, cashier’s cheque or other means of immediately available funds;

(d)

each party will, from time to time, before, on and after Closing Date, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all further documents and instruments, and will do and cause to be done all such further acts and things, as the other party may reasonably require to give full effect to the purchase and sale of the Shares as contemplated by this Article 5; and

(e)	time will be of the essence.

5.8        No Assumption of Liabilities, Warranties or Employees/Employment Obligations. The parties acknowledge and agree that ElectraMeccanica or its designee shall not, directly or indirectly, assume, and will not be obligated by this Agreement or any other document, instrument or agreement delivered pursuant to this Agreement to pay, perform, discharge or otherwise be responsible for, any debts, liabilities or obligations (including warranties of any kind) of Intermeccanica or Intermeccanica’s Business, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed. For certainty and without limiting the generality of the foregoing, following the Closing Date, ElectraMeccanica or its designee may at its option cause Intermeccanica to terminate the employment of any employees of Intermeccanica, which such employees (and any associated debts, liabilities or obligations, including severance) Henry will be solely responsible for. In furtherance of the foregoing, Henry shall indemnify and hold harmless ElectraMeccanica, Intermeccanica and ElectraMeccanica’s and Intermeccanica’s affiliates, subsidiaries, directors, officers, shareholders, employees and agents (collectively, the “Indemnified Parties”) from and against any and all loss, liability, damage, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Indemnified Parties or any of them may suffer, sustain or become subject to, as a result of, or in connection with any debts, liabilities or obligations (including warranties of any kind) of Intermeccanica or Intermeccanica’s Business, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed, that are existing as of the Closing Date.

5.9        Tax Matters. ElectraMeccanica shall cooperate with the Vendors in structuring the transfer of the Shares to ElectraMeccanica or its designee pursuant to the Put Option so that the transaction may be structured tax-efficiently from the standpoint of the Vendors, provided that in the reasonable opinion of ElectraMeccanica there are no associated material adverse consequences to ElectraMeccanica or its designee to doing so.

5.10      Ownership of Name. Should at any time following the Closing Date ElectraMeccanica cease carrying on ElectraMeccanica’s Business, ElectraMeccanica agrees, to the extent of its authority and capability, to permit Henry or his designee to use the name “Intermeccanica International Inc.” and any variant thereof.

6.          CONFIDENTIALITY

6.1        The parties acknowledge and agree that this Agreement, the transactions contemplated herein and all technical and other information concerning the activities contemplated herein otherwise directly or indirectly learned by the party shall be treated as confidential information, and the parties shall not copy, transmit, publish or otherwise disclose, disseminate or use such information, including use in violation of insider trading, tipping and other provisions of applicable securities laws, without the express written consent of the parties hereto, unless:

(a)	such information is or becomes available to the public other than by way of a breach of the confidentiality obligation hereunder; or

(b)	such disclosure is required by applicable laws or the regulatory requirements, in which case Section 6.2 shall apply.

6.2 Subject to the requirements of applicable securities laws and regulatory authorities, including the requirements of any recognized exchange or market having jurisdiction over a respective party to this Agreement, no party shall make any public disclosure (including press releases) concerning this Agreement, or the transactions contemplated herein, without the express written consent of the other party, which consent shall not be unreasonably withheld. The party issuing any such public disclosure shall provide reasonable notice to and shall use reasonable efforts to consult with and accommodate comments from the other parties prior to issuing any such public disclosure, and if the disclosure is required and the parties cannot agree to the content thereof within two business days, the party making the disclosure shall only make such public disclosure as is legally required or is otherwise reasonable in the circumstances.

7.          FORCE MAJEURE

7.1        Events. Notwithstanding any other provisions contained herein, a party will not be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds), including (a) fire, flood, explosions and other acts of God; (b) war; (c) protests, demonstrations or other events causing work stoppages by environmental lobbyists, non-governmental organizations or local community groups; (d) strikes, lockouts or other industrial disturbances; or (e) laws, rules, regulations or orders of any duly constituted court or Governmental Authority (each, an “Intervening Event”).

7.2        Effect of Intervening Events. All time limits imposed by this Agreement (other than for the payment of monies) will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Section 7.1.

7.3        Obligation to Remove Intervening Events. A party relying on the provisions of this Article 7 will take all commercially reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or test the validity of any law, rule, regulation or order of any duly constituted court or Governmental Authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

7.4        Giving Notice. A party relying on the provisions of this Article 7 will give notice to the other party forthwith upon the occurrence of the Intervening Event and upon the end of the period of delay when such Intervening Event has been eliminated or rectified.

8.          ARBITRATION

8.1        Subject to Section 5.4(b), any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidating thereof, shall be settled by arbitration of a single arbitrator pursuant to the Arbitration Act (British Columbia) and the rules of the British Columbia International Commercial Arbitration Centre in Vancouver, BC. The place of arbitration shall be Vancouver, BC and the language of the arbitration shall be English. The parties waive any rights under any applicable law to appeal any arbitration proceedings or award.

9.          TERMINATION

9.1        This Agreement shall automatically terminate upon the completion of the purchase and sale of the Shares pursuant to the Put Option. Otherwise, this Agreement may only be terminated by written agreement of ElectraMeccanica and Intermeccanica, unless otherwise provided for herein.

9.2        On termination of this Agreement, ElectraMeccanica shall remain liable for the costs associated with the completion of any Assembled Products which are in process at the time of termination, along with all costs and expenses incurred, accrued or paid, by Intermeccanica, in connection with the production of such Assembled Products up to and include the date of termination.

9.3        Promptly after termination of this Agreement, the parties shall take all commercially reasonable actions necessary to wind up the activities of the joint operation contemplated herein. Without limiting the generality of the foregoing, Intermeccanica shall make all commercially reasonable efforts to complete any Assembled Products which are in process at the time of termination, and will promptly invoice ElectraMeccanica for all costs and expenses incurred, accrued or paid in connection with such efforts.

9.4        Sections 3.7, 4.7, 11.2, 11.3, 11.4, 11.5, 11.6 and 12.1 and Articles 6, 8, 9 and 12 of this Agreement shall survive any termination of this Agreement.

10.        OTHER PROPERTY/RELATIONSHIP MATTERS

10.1      No Partnership; Other Activities and Interests. The parties expressly acknowledge and agree to and with each other that:

(a)

they have not created a partnership and nothing contained herein will constitute either party the partner, agent or legal representative of the other party, or create any fiduciary relationship between them for any purpose whatsoever;

(b)	no party will have any authority to act for, or to assume any obligation or responsibility on behalf of, any other party except as otherwise expressly provided herein; and

(c)

this Agreement and the rights and obligations of the parties hereunder are strictly limited to the activities contemplated herein, and save as herein specifically set out (and in particular Sections 11.1 and 11.2) , and without limiting the generality of this Section 10.1, each party will have the free and unrestricted right to enter into, conduct and benefit from business ventures and activities of any kind whatsoever, without disclosing such activities or information to the other party, or inviting or allowing the other party to participate.

11.        COVENANTS OF THE PARTIES

11.1	From the date of this Agreement until the termination of this Agreement in accordance with Article 9:

(a)

Intermeccanica will conduct Intermeccanica’s Business only in the ordinary course of business consistent with past practice and neither Intermeccanica nor Henry will, without the prior written consent of ElectraMeccanica, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of Intermeccanica or Henry contained herein, and provided further that, without limiting the generality of the foregoing, neither Intermeccanica nor Henry will transfer, lease, license, sell or otherwise dispose of, or cause or permit any of the foregoing to occur with respect to, any of the Shares or Intermeccanica’s assets, except for inventory, or permit any Adverse Interest (other than the BMO Security) to attach to or affect any of Intermeccanica’s assets or the Shares, other than in the ordinary course of business consistent with past practice;

	(b)	Intermeccanica will carry on Intermeccanica’s Business in compliance with laws and perform its obligations under all contracts and permits in respect of Intermeccanica’s Business or its assets;

(c)

Intermeccanica will continue to maintain in full force and effect all policies of insurance or renewals now in effect, and will take out, at the expense of ElectraMeccanica, such additional insurance as may be reasonably requested by ElectraMeccanica, and will give all notices and present all claims under all policies of insurance in a timely fashion;

(d)

Intermeccanica will use commercially reasonable efforts to preserve intact Intermeccanica’s Business and its assets and to carry on Intermeccanica’s Business as currently conducted, and to promote and preserve for ElectraMeccanica the goodwill of suppliers, customers and others having business relations with Intermeccanica;

(e)

Intermeccanica will pay and discharge the liabilities of Intermeccanica relating to Intermeccanica’s Business in the ordinary course in accordance and consistent with the past practice of Intermeccanica; and

(f)

Intermeccanica will not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any person, other than ElectraMeccanica, concerning any merger, sale of substantial assets or shares or similar transaction involving Intermeccanica’s Business.

11.2      Intermeccanica and Henry agree that, during the term of this Agreement and for a period of 24 months after the end of the term of this Agreement (the “Restricted Period”), neither Intermeccanica nor Henry will, directly or indirectly, either individually or in conjunction with any other person or persons, partnership, corporation or trust (whether as employee, principal, agent, shareholder, consultant or in any other capacity whatsoever), carry on business as, be engaged by, or work for a business that competes with ElectraMeccanica’s Business in Canada or the United States. Intermeccanica and Henry further agree that, during the Restricted Period, neither Intermeccanica nor Henry will, without the prior written consent of ElectraMeccanica, either alone or jointly with or on behalf of any person or entity, directly or indirectly solicit any person who, at the applicable time, is an employee or independent contractor of ElectraMeccanica, for the purpose of inducing him, her or it to terminate his, her or its employment or contract for services with ElectraMeccanica.

11.3      ElectraMeccanica agrees that, during the Restricted Period, ElectraMeccanica will not, directly or indirectly, either individually or in conjunction with any other person or persons, partnership, corporation or trust (whether as employee, principal, agent, shareholder, consultant or in any other capacity whatsoever), carry on business as, be engaged by, or work for a business that competes with Intermeccanica’s Business in Canada or the United States. ElectraMeccanica further agrees that, during the Restricted Period, ElectraMeccanica will not, without the prior written consent of Intermeccanica, either alone or jointly with or on behalf of any person or entity, directly or indirectly solicit any person who, at the applicable time, is an employee or independent contractor of Intermeccanica, for the purpose of inducing him, her or it to terminate his, her or its employment or contract for services with Intermeccanica.

11.4      The parties acknowledges that the restrictions contained in Sections 11.2 and 11.3 are reasonable and necessary to protect the legitimate interests of ElectraMeccanica and Intermeccanica, respectively, that the parties would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision Section 11.2 or 11.3 could result in irreparable injury to ElectraMeccanica or Intermeccanica, as applicable. Accordingly, each of the parties agrees that, in the event that such party violates any of the restrictions referred to in Section 11.2 or 11.3, as applicable, the other party will be entitled to such injunctive relief or other remedies at law or in equity which the court deems fit.

11.5      All Developments will be the exclusive property of ElectraMeccanica and ElectraMeccanica will have sole discretion to deal with Developments. Intermeccanica agrees that no intellectual property rights in the Developments are or will be retained by Intermeccanica. For greater certainty, all work done during the term of this Agreement (or during any other periods in which Intermeccanica provides services to ElectraMeccanica) is the sole property of ElectraMeccanica as the first author for copyright purposes and in respect of which all copyright will vest in ElectraMeccanica. Intermeccanica will do all further things that may be reasonably necessary or desirable in order to give full effect to this Section 11.5. Without limiting the generality of the foregoing, if Intermeccanica’s cooperation is required in order for ElectraMeccanica to obtain or enforce legal protection of the Developments, Intermeccanica will provide that cooperation so long as ElectraMeccanica pays to Intermeccanica reasonable compensation for Intermeccanica’s time at a rate to be agreed between Intermeccanica and ElectraMeccanica.

11.6      Intermeccanica acknowledges that it may become aware of “personal information” (as such term is defined in the Personal Information Protection Act (British Columbia) or analogous, applicable legislation) which is collected, used or disclosed by ElectraMeccanica or transferred to ElectraMeccanica. Intermeccanica hereby agrees and covenants with ElectraMeccanica that Intermeccanica will not, without the prior written consent of ElectraMeccanica, disclose or make available such personal information to any other person or entity except in accordance with ElectraMeccanica’s instructions. Furthermore, and without limiting the generality of the foregoing, Intermeccanica agrees that the personal information of others provided to it by ElectraMeccanica will only be used for such purposes as are specified herein and that ElectraMeccanica will not sell, trade, barter, disclose or transfer such personal information to any other party except with the prior written consent of ElectraMeccanica.

11.7      The parties acknowledge and agree that they have approached and negotiated this Agreement and the documents and instruments to be delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement in good faith and that they will continue to act in such manner. In particular and without limiting the generality of the foregoing, the parties agree to cooperate fully in good faith with each other and their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

11.8      Intermeccanica will, throughout the term of this Agreement, at its own cost and expense, take out and maintain in place errors and omissions and product liability insurance with such coverage limits and deductibles and with such reputable insurers as are directed by ElectraMeccanica from time to time and ElectraMeccanica will be a named insured under each such policy of insurance. Such insurance will specify that the insurer must provide ElectraMeccanica with at least thirty (30) days prior written notice of any proposed cancellation or suspension of or change to such insurance. Intermeccanica will provide evidence to ElectraMeccanica of Intermeccanica’s compliance with this obligation from time to time whenever requested by ElectraMeccanica.

12.        NOTICES

12.1      Any notice, communication or delivery required or permitted to be given shall be in writing and effected by personal delivery, facsimile (with electronic confirmed receipt) or by prepaid mail to:

(a)	If to ElectraMeccanica, at:

ElectraMeccanica Vehicles Corp. Suite 1102, 328 East 11th Avenue Vancouver, BC V5T 4W1 Attention: President

(b)	If to Intermeccanica or Henry, at:

Intermeccanica International Inc. 39 Braid Street New Westminster, BC V3L 3P2 Attention: Henry Reisner

and such shall be deemed to have been given (i) if effected by personal delivery or by email, at the time of confirmed delivery unless such occurs after the recipient’s customary business hours in which case it shall be deemed to have been given on the next business day; and (ii) if effected by prepaid mail, on the fourth business day after mailing excluding all days on which postal service is disrupted.

13.        GENERAL

13.1      International Sale of Goods Act. The International Sale of Goods Act (British Columbia) and the United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply in any way to this Agreement or to the transactions contemplated by this Agreement or otherwise to create any rights or to impose any duties or obligations on any party to this Agreement. Any rights which have arisen or which might in the future arise under the International Sale of Goods Act (British Columbia) or the United Nations Convention on Contracts for the International Sale of Goods (1980) are waived and released by all parties to this Agreement.

13.2      Fees and Expenses. Each of the parties hereto shall bear all expenses incurred by such party in connection with the preparation and fulfillment of this Agreement, including the fees and expenses of their legal counsel, accountants, financial and investment advisors, brokers and finders.

13.3      Entire Agreement and Further Assurances. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. The parties shall from time to time prior to or after the execution and delivery of this Agreement execute and deliver any and all such instruments and other documents and perform any and all such acts and other things as may be necessary or desirable to carry out the provisions and intent of this Agreement.

13.4      Amendments and Waivers. Any amendments hereto or waivers in respect hereof shall only be effective if made in writing and executed by the parties thereto. No waiver shall constitute a waiver of any other provision or act as a continuing waiver unless such is expressly provided for.

13.5      Invalidity and Limitation. The invalidity or unenforceability of any provision hereof shall not affect or impair the validity or enforceability of the remainder of the Agreement or any other provision hereof. In the event that any provision hereof is invalid or unenforceable in a given jurisdiction, that shall not affect the validity or enforceability of the provision in any other jurisdiction.

13.6      Time of the Essence. Subject to Article 7, time is of the essence of this Agreement.

13.7      Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same or other default or breach.

13.8      Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

13.9      Assignment and Enurement. This Agreement and any rights herein or hereto shall not be assigned or otherwise transferred by any party hereto without the express written consent of the other party hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.10    Counterparts and Delivery. This Agreement may be executed and delivered in two or more counterparts and by facsimile. Each such counterpart and facsimile shall be deemed to form one and the same and an originally executed instrument, bearing the date set forth on the face page hereof notwithstanding the date of execution or delivery.

13.11    Joint and Several. All representations, warranties, covenants, agreements, liabilities and obligations entered into or imposed upon either Intermeccanica or Henry hereunder will be deemed to be both joint and several as among Intermeccanica and Henry.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

ELECTRAMECCANICA VEHICLES CORP.

Per:	/s/ Jerry Kroll
Authorized Signatory

INTERMECCANICA INTERNATIONAL INC.

Per:	/s/ Henry Reisner
Authorized Signatory

/s/ Jerry Kroll	/s/ Henry Reisner
Witness	Henry Reisner

Basement Level (P1)

Ground Floor

INTERMECCANICA
LOADING
GARBAGE RECYCLING

Second Floor

OPEN TO BELOW
AMENITY GYM
INTERMECCANICA MEZZANINE
OPEN TO BELOW

SCHEDULE “B”

EXISTING SHAREHOLDERS AND SHARE OWNERSHIP OF INTERMECCANICA

See attached.